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                 September 1, 2022

       Christopher L. Coccio
       Chairman of the Board and Chief Executive Officer
       Sono-Tek Corporation
       2012 Route 9W
       Milton, New York 12547

                                                        Re: Sono-Tek
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed August 25,
2022
                                                            File No. 333-267067

       Dear Mr. Coccio:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Patrick Faller, Staff Attorney, at (202) 551-4438 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              David M. Henkoff